IKON OFFICE SOLUTIONS ANNOUNCES
                             SECOND QUARTER RESULTS

                   Net Income up 3%; Operating Margins Expand
  Company Continues to Deliver Balanced Performance in Competitive Environment

Valley Forge, Pennsylvania - April 24, 2003 - IKON Office Solutions (NYSE:IKN), the world's largest independent distributor of document management products and services with operations throughout North America and Europe, today reported results for the second quarter ended March 31, 2003. Earnings per diluted share for the second quarter of Fiscal 2003 were $.23, compared to $.24 for the second quarter of Fiscal 2002. Net income of $36.4 million grew by 3% for the second quarter, compared to $35.3 million for the same period a year ago. Operating margins expanded to 6%, compared to 5.7% in the second quarter of Fiscal 2002.

Revenues for the second quarter of Fiscal 2003 were $1.15 billion, a decline of 5.3% compared to revenues of $1.22 billion for the second quarter of Fiscal 2002. Approximately 57%, or $37 million, of the Company's revenue decline related to business downsizing and exit strategies commenced during the first quarter of Fiscal 2002, including the de-emphasis of technology hardware such as computers, routers and servers. Core revenues, defined as all remaining revenues including the sale of copiers/printers from leading vendors such as Canon and Ricoh and the Company's wide array of service offerings, declined 2.4% from the second quarter a year ago. Sequentially, revenues grew by 1.6% compared to the first quarter of Fiscal 2003, led by stronger performance in sales of copier/printer equipment.

"Our results for the second quarter reflect continued, balanced business performance in a tough economic and competitive climate," stated Matthew J. Espe, Chairman and Chief Executive Officer for IKON Office Solutions. "Our earnings results were within our expected range for the quarter, even as we absorbed lower revenues in our equipment maintenance and outsourcing services due to customer downsizings and a slowdown in copy volumes. In addition, while sales of copier/printer equipment were 8% stronger than our results last quarter -a prerequisite for future services growth - we continued to see customers delay decisions for large purchases of copier/printer equipment. The market has also become increasingly competitive, creating some pressure on equipment margins.

"We will continue to fine-tune our actions against short-term changes in market conditions to deliver top line and operational improvement, but our long-term goals remain the same. We are reinforcing the business model with revenue generating and infrastructure investments that support our long-term financial objectives of 8% to 10% operating margins. More specifically, our longer-term priorities call for continued investment in top line growth through expanded sales channels, business mix optimization, and strengthened supplier relationships. Our support structure plans offer substantial opportunity for improved service levels and employee productivity, and we will continue to capture those opportunities through ongoing centralization and consolidation, as well as methodical approaches to system and process improvements that benefit our customers and provide scalability for future growth. Underlying these strategic priorities is our consistent focus on sound asset management and organizational development through investments in our employees. We believe these initiatives, combined with the strength of IOS Capital, continue to improve our competitive position and will enable IKON to more aggressively pursue opportunities when global business and economic conditions improve," concluded Mr. Espe.

Recent developments that highlight these strategic goals and operating priorities include:
o The launch of a new, integrated branding campaign using the new tagline "Document Efficiency At Work" to reinforce the Company's position as a leading provider of comprehensive document management services;
o Expansion of the product portfolio continued in the second quarter with the introduction of two new workflow solutions developed exclusively for IKON - the IKON PowerPRESS(TM) through T/R Systems and the IKON DocSend(TM) developed with Electronics for Imaging - and the first "pay-as-you-use" color offering through Ricoh's Aficio 1224C/1232C copier/printers;
o In the area of training and development, IKON was recognized for the first time as one of the Top 100 in Training magazine's ranking of organizations that excel at human capital development;
o On the operational front, IKON announced plans to develop and implement a Six Sigma initiative to drive customer satisfaction and process improvement to new levels;
o On April 16, an IKON subsidiary priced $852 million in lease-backed notes at 2.58% to support lease financing provided to U.S. customers by IOS Capital; and,
o In the area of corporate governance, Matthew J. Espe was elected Chairman of the Board on February 25. IKON also announced the addition of Anthony P. Terracciano, former Chairman of Dime Bancorp, President of Banking Operations for First Union Corporation, and President and Chief Executive Officer of First Fidelity Bank Corporation, who will be joining the Board effective May 1, 2003.

Financial Analysis
Year-to-year comparisons within both Net Sales and Services were impacted favorably by actions the Company has taken to strengthen the business model and facilitate long-term profitability objectives. During the first quarter of Fiscal 2002, the Company exited its telephony business, sold its technology education business, and began the process of closing or selling a number of digital print centers and technology services locations. The Company also began to de-emphasize the distribution of low-margin technology hardware - an undertaking expected to continue throughout Fiscal 2003.

Net Sales, which include the sale of copier/printer equipment, supplies and technology hardware, declined by 6.4% from the second quarter of Fiscal 2002. As anticipated, technology hardware declined by approximately $24 million, accounting for approximately two-thirds of the total Net Sales decline. Sales of copier/printer equipment, the largest component within Net Sales, declined by 2.2% from the same period a year ago, but improved sequentially by 8% as declines in sales of higher-end, segment 5&6 copier/printer equipment were offset by improved trends in the sale of lower-end fax and segment 1-4 equipment and continued growth in color. Gross profit margin on Net Sales declined from 33.9% in the prior year to 33.4% for the second quarter of Fiscal 2003, largely due to a greater mix of lower-margin copier/printer sales for the quarter.

Services, which include revenues from the servicing of copier/printer equipment, and outsourcing and other services, declined by 5.7% from the second quarter of Fiscal 2002. Revenues from the servicing of copier/printer equipment - which account for approximately 55% of Services, declined by approximately 3.4% due to a slowdown in copy volumes in the quarter. Outsourcing and other services declined by 8.5% from the prior year, negatively impacted by $13 million related to the exit and downsizing of certain businesses in the prior year, as well as economic factors. Excluding the impact of exited or downsized businesses in the prior year, outsourcing and other services declined by 3.4%. Gross profit margin on Services of 40.2% improved from 39.8% for the second quarter of Fiscal 2002 primarily due to improved margins within outsourcing and other services.

Finance Income grew 3.6% from the second quarter of Fiscal 2002 due to continued growth in the lease portfolio as our customers take advantage of IKON's ability to offer captive lease financing. In the second quarter, approximately 79% of IKON's equipment revenues in the U.S. were financed through IOS Capital, IKON's largest leasing subsidiary. Portfolio quality at IOS Capital remains stable, with charge-off and collection levels remaining steady. Gross profit margin from finance subsidiaries in the second quarter of Fiscal 2003 increased to 62.2% from 60.5% for the second quarter of the prior year, reflecting lower average borrowing costs as a result of market rate reductions and the Company's chosen mix of capital resources to support lease financing.

Selling and Administrative Costs declined by $22.8 million in the second quarter of Fiscal 2003 compared to the same period in the prior year. These positive results reflect the benefits of prior infrastructure improvements and solid expense controls, particularly as the Company absorbs additional selling expenses to strengthen sales coverage, increased pension expense, and expenses associated with the implementation of its e-IKON initiative - an enterprise-wide process redesign and system enhancement supported by the Oracle E-Business Suite
- in 2003.

Operating Income was $69.8 million for the second quarter of Fiscal 2003, with operating margins increasing to 6%, from 5.7% for the same period a year ago. The improvement in the operating margin reflects the Company's drive toward its long-term goals.

Outlook
"While the entire IKON organization continues to focus its efforts on driving revenue growth in our core markets, we are clearly cautious about the lagging economy and the heightened competitiveness we are seeing in the market," said Mr. Espe. "We remain positive regarding our opportunities for improved second half performance, but lower revenue in the first half adds a level of caution to our performance goals for the full year. As a result, we have revised our expectation for earnings per diluted share for Fiscal 2003 to $.90 - $.94, compared to our previous expectation of $.94 to $.98. This includes an expectation that revenues will decline by approximately 4% to 5% for Fiscal 2003, compared to our original expectation for a 2% to 4% revenue decline. These revenue expectations include an assumption that technology hardware will decline by approximately $120 to $150 million for the year.

"For the third quarter, we expect our performance will benefit from stronger copier/printer sales and equipment service revenues typical of the April through June timeframe; however, that growth could be tempered by the current economic and competitive climate. As a result, earnings for the third quarter are expected to be in the range of $.24 - $.26 per diluted share. Revenues, including the expected decline in technology hardware, are expected to decline by 3% to 5%.

"Cash from Operations for the full year is expected to be in the range of $365 to $390 million. Capital expenditures, consisting of operating rentals and property & equipment expenditures, net of proceeds, are expected to be approximately $115 million for Fiscal 2003. These separate measurements replace our previously communicated `free cash flow' target of $250 to $275 million, which the Company is discontinuing due to new SEC regulations," Mr. Espe concluded.

================================================================================

  QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the second quarter results and the Company's outlook for the next quarter and full fiscal year will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Thursday, April 24, 2003. Please call (719) 457-2635 to participate. The live audio broadcast of the call can be accessed on IKON's Investor Relations homepage. A complete replay of the conference call will also be available on IKON's Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00 p.m. EST on April 24, 2003 and ending at midnight EST on April 29, 2003, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 468604.


  NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company's website, www.ikon.com, that reconciles non-GAAP and GAAP figures. The file can be accessed on the Investor Relations home page by clicking on Invest in IKON.
================================================================================

About IKON
IKON Office Solutions (www.ikon.com) is the world's largest independent distributor of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the third quarter and full fiscal year 2003, the benefits of our long-term investments, the execution and impact of the Company's long-term strategies and the long-term operating margin goal. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                      # # #

                                                    IKON Office Solutions, Inc.
                                                    Consolidated Balance Sheets
                                                            Preliminary

                                                                                             March 31,
                                                                                                2003             September 30,
(in millions)                                                                               (unaudited)               2002
---------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                              $             187.0   $             271.8
Restricted cash                                                                                      110.9                 116.1
Accounts receivable, less allowances of:  March 31, 2003 - $14.9;
   September 30, 2002 - $14.2                                                                        601.1                 568.6
Finance receivables, less allowances of:  March 31, 2003 - $19.3;
   September 30, 2002 - $20.4                                                                      1,170.3               1,198.3
Inventories                                                                                          281.6                 318.2
Prepaid expenses and other current assets                                                             92.8                  82.9
Deferred taxes                                                                                        65.4                  65.3
---------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                               2,509.1               2,621.2
---------------------------------------------------------------------------------------------------------------------------------

Long-term finance receivables, less allowances of:  March 31, 2003 -
   $35.8; September 30, 2002 - $37.8                                                               2,283.7               2,231.5

Equipment on operating leases, net                                                                   102.1                  99.6

Property and equipment, net                                                                          208.1                 202.9

Goodwill, net                                                                                      1,232.9               1,235.4

Other assets                                                                                          67.4                  67.2
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                           $           6,403.3   $           6,457.8
---------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current portion of long-term debt, excluding finance subsidiaries                      $               8.6   $              11.5
Current portion of long-term debt of finance subsidiaries                                          1,571.2               1,312.0
Notes payable                                                                                          1.6                   7.2
Trade accounts payable                                                                               194.9                 232.1
Accrued salaries, wages and commissions                                                               93.7                 127.7
Deferred revenues                                                                                    139.9                 161.5
Other accrued expenses                                                                               286.8                 300.9
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                          2,296.7               2,152.9
---------------------------------------------------------------------------------------------------------------------------------

Long-term debt, excluding finance subsidiaries                                                       566.9                 594.4

Long-term debt of finance subsidiaries                                                             1,218.5               1,495.8

Deferred taxes                                                                                       515.3                 479.4

Other long-term liabilities                                                                          196.8                 200.4

Commitments and contingencies

Shareholders' Equity
Common stock, no par value:  authorized: 300.0 shares; issued:  March
   31, 2003-150.0 shares; September 30, 2002-150.0 shares;
   outstanding:  March 31, 2003-144.7 shares; September 30, 2002-
   144.0 shares                                                                                    1,014.1               1,015.2
Series 12 preferred stock, no par value:  authorized 0.5 shares; none issued or outstanding
Unearned compensation                                                                                (3.2)                 (2.0)
Retained earnings                                                                                    656.1                 595.7
Accumulated other comprehensive loss                                                                (37.3)                (50.8)
Cost of common shares in treasury:  March 31, 2003 - 4.7 shares;
   September 30, 2002-5.3 shares                                                                    (20.6)                (23.2)
---------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                         1,609.1               1,534.9
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                             $           6,403.3   $           6,457.8
---------------------------------------------------------------------------------------------------------------------------------

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)

                                                                                       Second Quarter Fiscal
                                                                        ---------------------------------------------------------
                                                                               2003                                2002
                                                                        --------------------              -----------------------
Revenues
Net sales                                                             $             553,308             $                591,441
Services                                                                            504,608                              535,077
Finance income                                                                       97,008                               93,656
---------------------------------------------------------------------------------------------------------------------------------
                                                                                  1,154,924                            1,220,174
---------------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                                  368,726                              390,680
Services costs                                                                      301,886                              322,177
Finance interest expense                                                             36,644                               36,995
Selling and administrative                                                          377,900                              400,660
---------------------------------------------------------------------------------------------------------------------------------
                                                                                  1,085,156                            1,150,512
---------------------------------------------------------------------------------------------------------------------------------

Operating income                                                                     69,768                               69,662
Interest expense                                                                     11,259                               14,085
---------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                        58,509                               55,577
Taxes on income                                                                      22,087                               20,286
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                            $              36,422             $                 35,291
                                                                        ====================              =======================


Basic Earnings Per Common Share                                       $                0.25             $                   0.25
                                                                        ====================              =======================

Diluted Earnings Per Common Share                                     $                0.23 (a)         $                   0.24
                                                                        ====================              =======================

Weighted Average Common Shares Outstanding, Basic                                   144,483                              142,965
                                                                        ====================              =======================

Weighted Average Common Shares Outstanding, Diluted                                 167,037                              147,777
                                                                        ====================              =======================


Operations Analysis:
      Gross profit %, net sales                                                       33.4%                                33.9%
      Gross profit %, services                                                        40.2%                                39.8%
      Gross profit %, finance subsidiaries                                            62.2%                                60.5%
      Total gross profit %                                                            38.8%                                38.5%
      Selling and administrative as a % of revenue                                    32.7%                                32.8%
      Operating income as a % of revenue                                               6.0%                                 5.7%

(a)    The calculation of diluted earnings per common share for the second quarter of fiscal 2003 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the second quarter of fiscal 2003 includes the add-back of $2,302, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)

                                                                                              Year to Date Fiscal
                                                                               ----------------------------------------------------
                                                                                      2003                            2002
                                                                               --------------------            --------------------
Revenues
Net sales                                                                    $           1,080,070           $           1,160,438
Services                                                                                 1,019,911                       1,083,407
Finance income                                                                             191,907                         186,778
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         2,291,888                       2,430,623
-----------------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                                         708,189                         765,027
Services costs                                                                             612,104                         650,414
Finance interest expense                                                                    75,663                          78,160
Selling and administrative                                                                 761,694                         801,545
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         2,157,650                       2,295,146
-----------------------------------------------------------------------------------------------------------------------------------

Operating income                                                                           134,238                         135,477
Interest expense                                                                            23,568                          28,597
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                              110,670                         106,880
Taxes on income                                                                             41,778                          39,011
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                   $              68,892           $              67,869
                                                                               ====================            ====================



Basic Earnings Per Common Share                                              $                0.48           $                0.48
                                                                               ====================            ====================

Diluted Earnings Per Common Share                                            $                0.44 (a)       $                0.46
                                                                               ====================            ====================

Weighted Average Common Shares Outstanding, Basic                                          144,318                         142,419
                                                                               ====================            ====================

Weighted Average Common Shares Outstanding, Diluted                                        166,956                         147,080
                                                                               ====================            ====================


Operations Analysis:
      Gross profit %, net sales                                                               34.4%                           34.1%
      Gross profit %, services                                                                40.0%                           40.0%
      Gross profit %, finance subsidiaries                                                    60.6%                           58.2%
      Total gross profit %                                                                    39.1%                           38.6%
      Selling and administrative as a % of revenue                                            33.2%                           33.0%
      Operating income as a % of revenue                                                       5.9%                            5.6%

(a)   The calculation of diluted earnings per common share for year-to-date fiscal 2003 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for year-to-date 2003 includes the add-back of $4,656 representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.

COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)
(unaudited)

                                                                      Three Months Ended March 31,
                                     -----------------------------------------------------------------------------------------------

                                                       2003                                                 2002
                                     --------------------------------------------         ------------------------------------------

                                          Basic                    Diluted                     Basic                   Diluted
                                     -----------------       --------------------         -----------------         ----------------

Average Shares Outstanding
Common shares                                 144,483                    144,483                   142,965                  142,965
Convertible notes                                                         19,960
Restricted stock awards                                                      251                                                438
Stock options                                                              2,343                                              4,374
------------------------------------------------------------------------------------------------------------------------------------
   Total shares                               144,483                    167,037                   142,965                  147,777
------------------------------------------------------------------------------------------------------------------------------------

Income
Net Income                         $           36,422      $              36,422        $           35,291         $         35,291
Interest on convertible notes, net                                         2,302
------------------------------------------------------------------------------------------------------------------------------------
Adjusted Net Income                $           36,422      $              38,724        $           35,291         $         35,291
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
EPS                                $             0.25      $                0.23        $             0.25         $           0.24
====================================================================================================================================


                                                                        Six Months Ended March 31,
                                     -----------------------------------------------------------------------------------------------

                                                          2003                                                 2002
                                     --------------------------------------------         ------------------------------------------

                                          Basic                    Diluted                     Basic                   Diluted
                                     -----------------       --------------------         -----------------         ----------------

Average Shares Outstanding
Common shares                                 144,318                    144,318                   142,419                  142,419
Convertible notes                                                         19,960
Restricted stock awards                                                      257                                                442
Stock options                                                              2,421                                              4,219
------------------------------------------------------------------------------------------------------------------------------------
   Total shares                               144,318                    166,956                   142,419                  147,080
------------------------------------------------------------------------------------------------------------------------------------

Income
Net Income                         $           68,892      $              68,892        $           67,869         $         67,869
Interest on convertible notes, net                                         4,656
------------------------------------------------------------------------------------------------------------------------------------
Adjusted Net Income                $           68,892      $              73,548        $           67,869         $         67,869
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
EPS                                $             0.48      $                0.44        $             0.48         $           0.46
====================================================================================================================================
